UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2009

PLC Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

10 Forge Park, Franklin, Massachusetts	02038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Subparagraph (e):

On April 21, 2009, the Board of Directors of PLC Systems Inc. (the “Corporation”) approved an option exchange program pursuant to which current employees (including executive officers) and directors (collectively, “Eligible Optionholders”) will be offered the opportunity to exchange outstanding options to purchase shares of common stock of the Corporation (the “Common Stock”) that have an exercise price of $0.30 or greater per share for new options to purchase shares of Common Stock on substantially the following terms:

•                  outstanding options (collectively, the “Old Options”) issued under the Corporation’s 1993 Stock Option Plan, 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non-Statutory Stock Option Plan, 2000 Non-Qualified Performance and Retention Equity Plan and 2005 Stock Incentive Plan, each as amended to date, may be exchanged for the same number of new options (collectively, the “New Options”) to be issued under the Corporation’s 2005 Stock Incentive Plan, as amended, as proportionately adjusted for any intervening stock split, stock dividend or similar event;

•                  the exercise price per share for each New Option will be equal to the average of the last sale prices of the Common Stock on the OTC Bulletin Board (the “OTCBB”) for the ten business days immediately following the day that the exchange offer expires;

•                  the grant date of each New Option will be such tenth business day immediately following the day that the exchange offer expires (the “New Option Grant Date”);

•                  the expiration date of each New Option will be five years from the New Option Grant Date;

•                  for employees, each New Option will vest as to 1/3 of the underlying number of shares on the one-year anniversary of the New Option Grant Date and as to an additional 1/12 of the underlying number of shares at the end of each successive three-month period following the one-year anniversary of the New Option Grant Date until all such options are vested in full on the three-year anniversary of the New Option Grant Date;

•                  for directors, each New Option will vest as to 1/4 of the underlying number of shares at the end of each successive three-month period following the New Option Grant Date until the one-year anniversary of the New Option Grant Date, except that any unvested shares will become fully vested upon termination of the director’s service for any reason other than related to willful misconduct or willful failure to perform the director’s responsibilities;

•                  each New Option granted to employees will be an incentive stock option and each New Option granted to directors will be a nonstatutory stock option;

•                  for employees, if the employee’s employment with the Corporation or one of its subsidiaries is terminated after the date of grant for any reason other than death or disability or for cause, all unexercised vested options will terminate 90 days after the date of such termination (but in no event after five years from the New Option Grant Date).  However, if, as of the date of such termination, the employee is at least 59.5 years old and has been employed by the Corporation continuously for at least the five years prior to such date, then all of the employee’s unexercised vested options will instead terminate three years after the date of such termination (but in no event after five years from the New Option Grant Date);

•                  for directors, if the director’s service as a director of the Corporation terminates after the date of grant for any reason other than death or disability, all unexercised vested options will terminate 90 days after the date of such termination (but in no event after five years from the New Option Grant Date).  However, if, as of the date of such termination, the director has been a director continuously for at least the five years prior to such date, then all of the director’s unexercised vested options will instead terminate three years after the date of such termination (but in no event after five years from the New Option Grant Date); and

•                  if an Eligible Optionholder is not an employee or director of the Corporation or one of its subsidiaries on the New Option Grant Date, or, in the case of an employee, has submitted or received a notice of termination of employment on or prior to the New Option Grant Date, such Eligible Optionholder will not be eligible to receive New Options.

The exchange offer commenced on April 22, 2009 and is scheduled to expire on May 19, 2009 (unless the offer period is extended by the Corporation); provided, however, that if all Eligible Optionholders have elected to participate in the exchange, the Corporation may accelerate the expiration date to a date which is no earlier than two business days after the release by the Corporation of its financial results for the quarter ended March 31, 2009.

On April 21, 2009, the last sale price of the Common Stock as reported on the OTCBB was $0.08 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS INC.

Date: April 24, 2009	By:	/s/ James G. Thomasch
James G. Thomasch, Senior Vice President, Finance and Administration and Chief Financial Officer